PROSPECTUS SUPPLEMENT NO. 6
                      To Prospectus Dated February 8, 2002
                                As Supplemented:
                                September 10, 2002





                                Eaton Vance Corp.
                             Non-Voting Common Stock


     This Prospectus Supplement No. 6 supplements and amends the Prospectus dated February 8, 2002 of Eaton Vance Corp., as supplemented (the "Prospectus"), relating to the resale of shares of our non-voting common stock issuable upon exchange of Liquid Yield Option(TM) Notes due 2031 issued by Eaton Vance
Management, by certain holders of LYONs(TM) who are named as selling stockholders in this Prospectus Supplement and the Prospectus.

     You should read this Prospectus Supplement in conjunction with the Prospectus. This Prospectus Supplement updates information in the Prospectus, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

                             ----------------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                             ----------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


          The date of this Prospectus Supplement is September 10, 2002.

(TM) Trademark of Merrill Lynch & Co., Inc.

     The table of selling stockholders on page 10 of the Prospectus is hereby amended to (1) add certain entities as selling stockholders, and (2) replace the information contained in the table regarding "All other holders of LYONs or future transferees, pledgees, donees or successors of any such holders" with the corresponding information set forth below:


                                    Shares of
                                    Non-Voting    Shares of Non-
                                   Common Stock   Voting Common     Percentage
                                   Beneficially   Stock That May  of Non-Voting
                                  Owned Prior to    be Offered     Common Stock
Selling Stockholder                Offering(1)      Hereby(2)     Outstanding(3)
--------------------------------  --------------  --------------  --------------
Dodeca Fund, L.P.                      28,731            28,731         *
Akela Capital Master Fund, LLC         43,097            43,097         *
All other holders of LYONs or
future transferees, transferees,
pledgees, donees or successors
of any such holders(4)              1,616,862         1,616,862        2.3%
                                    ---------         ---------        ----
     Total                          4,510,830         4,510,830        6.1%

----------
*Less than one percent (1%)

(footnotes on following page)

     The Prospectus, together with all Prospectus Supplements, constitutes the Prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of non-voting common stock deliverable upon exchange of the LYONs.

     The following table sets forth, as of September 10, 2002, information regarding the beneficial ownership of our non-voting common stock that each selling stockholder may offer pursuant to the Prospectus. The information, which gives effect to the changes described above, is based on information provided by or on behalf of selling stockholders through September 10, 2002, and by the indenture trustee for the LYONs.

                              SELLING STOCKHOLDERS

                                    Shares of
                                    Non-Voting    Shares of Non-
                                   Common Stock   Voting Common     Percentage
                                   Beneficially   Stock That May  of Non-Voting
                                  Owned Prior to    be Offered     Common Stock
Selling Stockholder                Offering(1)      Hereby(2)     Outstanding(3)
--------------------------------  --------------  --------------  --------------
White River Securities L.L.C.          31,245            31,245         *
Bear Stearns & Co. Inc.                31,245            31,245         *
Julius Baer Multibond Convertbond      14,366            14,366         *
R2 Investments, LDC                   143,657           143,657         *
KBC Financial Products USA Inc.        21,549            21,549         *
KBC Financial Products
 (Cayman Islands)                     639,273           639,273         *
JMG Triton Offshore Fund, Ltd          20,830            20,830         *
UFJ Investments Asia Ltd              143,657           143,657         *

MLQA Convertible Securities
 Arbitrage Ltd.                       287,314           287,314         *
Deutsche Banc Alex Brown Inc.         560,262           560,262         *
First Union International Capital
 Markets Inc.                         143,657           143,657         *
Gaia Offshore Master Fund Ltd.        124,263           124,263         *
Lyxor Master Fund                      19,394            19,394         *
Merrill Lynch, Pierce, Fenner &
 Smith, Inc.(5)                        99,842            99,842         *
UBS AG LON F/B/O PB                    71,829            71,829         *
CALAMOS(R)Convertible Growth and Income
 Fund - CALAMOS(R)Investment Trust     35,914            35,914         *
State of Florida, Office of the
 Treasurer                             35,914            35,914         *
TD Securities (USA) Inc.              254,272           254,272         *
SuttonBrook Capital Portfolio, LP     143,657           143,657         *
Dodeca Fund, L.P.                      28,731            28,731         *
Akela Capital Master Fund, LLC         43,097            43,097         *

All other holders of LYONs or future
transferees, pledgees, donees or
successors of any such holders(4)   1,616,862         1,616,862        2.3%
                                    ---------         ---------        ----
     Total                          4,510,830         4,510,830        6.1%

----------
*Less than one percent (1%)

     (1) The number of shares of non-voting common stock deliverable upon exchange of the LYONs are subject to change under certain circumstances described in the indenture governing the LYONs. As a result, the number of shares of non-voting common stock deliverable upon exchange of the LYONs may increase or decrease at any time.

     (2) Assumes that the full amount of LYONs held by a selling stockholder is exchanged for shares of non-voting common stock at an exchange rate of
          14.3657 shares of non-voting common stock per $1,000 principal amount at maturity of LYONs, and that all shares received upon exchange are offered hereunder by that selling stockholder. Since exchange of the LYONs for shares of non-voting common stock is conditioned upon the occurrence of specified events, and since Eaton Vance Management has the right to pay cash in lieu of delivering shares of non-voting common stock upon exchange, there can be no assurance that any selling stockholder will be able to exchange its LYONs, or that it will receive shares of non-voting common stock upon any such exchange.

     (3) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 69,310,865 shares of non-voting common stock outstanding as of April 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of non-voting common stock deliverable upon exchange of all of that holder's LYONs, but we did not assume exchange of any other holder's LYONs.

     (4) Information about other selling stockholders will be set forth in future prospectus supplements, if required.

     (5) Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") is not aware of any position, office or directorship relationship with the company or its affiliates, however, Merrill Lynch may or may not have, from time to time, acted in a financial investment advisory capacity to the company or its affiliates.

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